Exhibit 4.1

Execution Copy

AMENDMENT (this “Amendment”), dated as of September 7, 2011, to the SECTION 382 RIGHTS AGREEMENT, dated as of January 7, 2011, as amended (the “Rights Agreement”), between TENET HEALTHCARE CORPORATION, a Nevada corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Rights Agent (the “Rights Agent”).

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1. Expiration of Rights and Rights Agreement.

(a) Section 1 of the Rights Agreement is hereby amended by replacing the definition of “Final Expiration Date” in its entirety with the following:

“ “Final Expiration Date” shall be September 12, 2011.”

(b) Exhibit B of the Rights Agreement (Form of Rights Certificate) is hereby amended to replace the words “January 7, 2014” with the words “September 12, 2011” in all places where such words occur.

(c) Except as expressly set forth in the Rights Agreement, (i) the Rights and all rights and obligations of the holders thereof shall expire and be of no further force or effect as of the Close of Business (as defined in the Rights Agreement) on the Final Expiration Date and (ii) the Rights Agreement and all rights and obligations of the Company and the Rights Agent thereunder shall expire and be of no further force or effect as of the Close of Business on the Final Expiration Date.

SECTION 2. Full Force and Effect. Except as expressly provided herein, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Nevada and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that if any claims or actions are brought by or against the Rights Agent, the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 4. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes. This Amendment shall be effective as of the date hereof.

SECTION 6. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TENET HEALTHCARE CORPORATION,

by	/s/ Gary Ruff
	Name:	Gary Ruff
	Title:	Senior Vice President and General Counsel

THE BANK OF NEW YORK MELLON, as Rights Agent

by	/s/ Sandra L. Moore
	Name:	Sandra L. Moore
	Title:	Vice President, Relationship Manager

[SIGNATURE PAGE TO AMENDMENT TO SECTION 382 RIGHTS AGREEMENT]